SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Accredited Home Lenders Holding Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2005

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders, which will be held on Thursday, May 26, 2005 at 2:00 p.m. local time, at the Company’s principal offices, 15090 Avenue of Science, San Diego, California 92128.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which follow this letter, describe the formal business to be conducted at the meeting.

I urge you to use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented at the meeting. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters raised at the meeting are important to the Company.

A copy of the Company’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review the Company’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

James A. Konrath

Chairman of the Board and Chief Executive Officer

ACCREDITED HOME LENDERS HOLDING CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 26, 2005

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of Accredited Home Lenders Holding Co., a Delaware corporation, will be held on May 26, 2005, at 2:00 p.m. local time, at our principal offices located at 15090 Avenue of Science, San Diego, California 92128, for the following purposes:

1.	To elect three Class II directors to hold office for a three-year term and until their respective successors are elected and qualified. The Board has nominated the following persons for election at the meeting: Ray W. McKewon, James H. Berglund and Joseph J. Lydon. As previously announced, Mr. McKewon has informed us that he intends to retire as our Executive Vice President and Secretary on July 15, 2005. If re-elected to our Board of Directors at the annual meeting, Mr. McKewon has informed us that he intends to serve as a director through the date of his retirement, and at such time he would step down from our Board of Directors.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 30, 2005 are entitled to notice of, and to vote at, this meeting or any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 15090 Avenue of Science, San Diego, California 92128.

By order of the Board of Directors,

James A. Konrath
Chairman of the Board and Chief Executive Officer

San Diego, California

April 26, 2005

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Accredited Home Lenders Holding Co., a Delaware corporation (“Accredited” or the “Company”), for use at our annual meeting of stockholders to be held on May 26, 2005, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about April 26, 2005.

SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on March 30, 2005 will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 20,895,786 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against a proposal, abstentions and “broker non-votes” will each be counted as shares present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we have retained InvestorCom, Inc., a proxy solicitation firm, for assistance in connection with the annual meeting at a cost of approximately $3,500.00 plus reasonable out-of-pocket expenses.

Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted “for” each proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of Accredited Home Lenders Holding Co. a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors (the “Board”) currently consisting of three Class I directors, three Class II directors and two Class III directors, who will serve until the annual meetings of stockholders to be held in 2007, 2005 and 2006, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the date of that annual meeting. The Board’s nominees for election by the stockholders at our 2005 annual meeting are the current Class II members of the Board, Ray W. McKewon, James H. Berglund and Joseph J. Lydon. If elected, except as set forth below with respect to Mr. McKewon, the nominees will serve as directors until our Annual Meeting of Stockholders in 2008 and until their successors are elected and qualified. As previously announced, Mr. McKewon has informed us that he intends to retire as our Executive Vice President and Secretary on July 15, 2005. If re-elected to our Board of Directors at the annual meeting, Mr. McKewon has informed us that he intends to serve as a director through the date of his retirement, and at such time he would step down from our Board of Directors. Our Amended and Restated Certificate of Incorporation and our Bylaws would permit a majority of our remaining directors to fill the vacancy left by the stepping down of Mr. McKewon from our Board of Directors; however, at the present time, we have not made any definitive plans with respect to the filling of the vacancy on the Board that will be created by Mr. McKewon’s departure. If any of the nominees declines to serve or becomes unavailable for any reason, or if an additional vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as our Board of Directors may designate.

If a quorum is present and voting, the three nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes have no effect on the result of the vote; however, abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum.

The Board of Directors recommends a vote “FOR” the nominees named above.

The following table sets forth, for our current directors, including the Class II nominees to be elected at this meeting, information with respect to their ages and background.

Name	Position with our Company	Age	Director Since
Class II directors whose terms expire in 2005 and who are nominated for election at the 2005 annual meeting:
Ray W. McKewon	Director, Executive Vice President and Secretary	56	1990
James H. Berglund (2)(3)	Director	72	1999
Joseph J. Lydon	President and Chief Operating Officer	46	2004
Class III directors whose terms expire in 2006:
Jody A. Gunderson (1)	Director	41	2000
Richard T. Pratt, DBA(1)(2)	Director	68	2003
Class II directors whose terms expire in 2007:
James A. Konrath	Director, Chairman of the Board and Chief Executive Officer	58	1990
Gary M. Erickson(2)(3)	Director (Lead Director)	53	2003
Bowers W. Espy(1)(3)	Director	54	2004

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Compensation Committee.

James A. Konrath, 58, co-founded Accredited and has served as its Chairman of the Board and Chief Executive Officer since its formation in 1990. In addition, Mr. Konrath served as Accredited’s President from 1990 to 1998. Prior to founding Accredited, Mr. Konrath was the President and Chief Executive Officer of Security Pacific Financial Services, Inc., where he managed over 1,900 people in more than 300 consumer finance offices, from 1986 to 1989. From 1983 to 1986, Mr. Konrath was the President and Chief Executive Officer of Security Pacific Housing Services, where he founded a new subsidiary focused on manufactured housing loans. Mr. Konrath earned his Bachelor of Arts degree in Accounting with a minor in Economics from the University of Wisconsin—Whitewater in 1969. Mr. Konrath also serves as a Trustee, Chairman of the Board and Chief Executive Officer of Accredited Mortgage Loan REIT Trust (the “REIT”), our indirect REIT subsidiary that has outstanding publicly held preferred shares.

James H. Berglund, 72, has served as a director of Accredited since September 1999. Mr. Berglund is chairperson of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of Accredited’s Board. Mr. Berglund currently serves as a general partner and managing director of Enterprise Partners Venture Capital, positions he has held since 1985. Prior to his current positions with Enterprise Partners Venture Capital, Mr. Berglund was President and a director of Continuous Curve Contact Lenses, Inc., a publicly traded company in the contact lens field that was acquired by Revlon in 1980. Mr. Berglund earned his Bachelor of Science degree in Economics from the University of Wisconsin in 1954 and Doctor of Optometry degree from Pacific University in 1960. Mr. Berglund is a board member of several private companies and a director of Captiva Software Corporation, a publicly traded company. Mr. Berglund also serves as a Trustee of the REIT.

Gary M. Erickson, 53, has served as a director of Accredited since March 2003 and as Lead Director since January 2004. Mr. Erickson is chairperson of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of the Board. Mr. Erickson is currently practicing law at the Law Offices of Gary Erickson, emphasizing business law, estate planning, real estate law and taxation. In April 2004, Mr. Erickson retired as an active duty Navy Captain in command of a Navy reserve region consisting of 10,000 personnel assigned to 330 reserve units. He has also served as the Deputy Commander and Chief of Staff for the Commander, Naval Surface Forces, U.S. Pacific Fleet. As a commander, he performed Chief Executive Officer equivalent functions for operational forces comprised of 5,500 personnel assigned to twelve Navy ships and managed assets valued in excess of $8 billion. As Chief of Staff, he performed Chief Operating Officer equivalent functions for the 23,000 personnel assigned to all Navy ships and shore support activities in the Pacific Fleet. Mr. Erickson served in the Navy from 1974 to 2004. Mr. Erickson earned a Juris Doctor degree from the Lewis and Clark Law School in 1983 and a Master of Laws degree in Taxation from the University of San Diego School of Law in 1992. Mr. Erickson is a member of the State Bars of California and Oregon and is a licensed real estate broker in California. Mr. Erickson also serves as a Trustee of the REIT.

Bowers W. Espy, 54, has served as a director of Accredited since July 2004. Mr. Espy has 30 years of experience in mortgage and corporate finance. Mr. Espy is a member of the Audit Committee and the Compensation Committee of the Board. Mr. Espy joined Merrill Lynch as vice president, mortgage finance officer and mortgage securities trader in 1983. In 1985, he established Merrill Lynch’s first residential and commercial whole loan trading department. In 1987, he was named executive vice president and chief operating officer of Merrill Lynch Mortgage Capital Inc., responsible for all mortgage securitization activity, CMO issuance and the operation of Merrill Lynch’s mortgage banking subsidiary. From 1989 to 1993, as managing director of investment banking and head of the financial institutions restructuring group, Mr. Espy had responsibility for the acquisition of residential and commercial loan portfolios and consumer receivables, primarily from the Resolution Trust Corporation. He was named co-head of the depository institutions’ mergers and acquisitions department in 1993 where, among other assignments, he served as senior advisor to Dime Savings Bank of New York in a financial institution rights offering. Prior to joining Merrill Lynch in 1983, Mr. Espy served as deputy director of financial analysis and policy research at Federal Home Loan Bank Board in Washington, DC. In 2000, Mr. Espy joined LinkShare Corporation, a pioneering online affiliate marketing company, as senior vice president and chief financial officer. Mr. Espy earned a Bachelor of Science degree in business administration in 1972 and a Master of Arts degree in economics in 1976 from the University of Florida. Mr. Espy also serves as a Trustee of the REIT.

Jody A. Gunderson, 41, has served as a director of Accredited since January 2000. Ms. Gunderson is chairperson of the Audit Committee of Accredited’s Board. Ms. Gunderson currently serves as a managing director at Cargill Value Investment, a position that she has held since 1998. In that position Ms. Gunderson manages investments in portfolios of credit-intensive residential mortgage loans and consumer loans and manages co-investment and servicing relationships. From 1994 to 1998, Ms. Gunderson served as an investment manager at Cargill Value Investment, providing capital to subprime mortgage companies and other specialty finance companies. From 1985 to 1994, Ms. Gunderson worked at PricewaterhouseCoopers LLP. She was a manager in the financial services industry practice where she served investment fund, commercial banking and thrift clients. Ms. Gunderson earned her Bachelor of Science degree in Accounting from the University of Minnesota in 1986 and is a certified public accountant in Minnesota (inactive). Ms. Gunderson also serves as a Trustee of the REIT.

Joseph J. Lydon, 46, has served as Accredited’s President and Chief Operating Officer since May 1998, and as a director since July 2004. From February 1997 until that time, Mr. Lydon was Accredited’s Director of Sales and Marketing. From 1993 to 1997, Mr. Lydon was the Executive Vice President for the western division of Ford Consumer Finance, a division of The Associates First Capital Corporation. From 1977 to 1993, Mr. Lydon worked at Security Pacific Financial Services, Inc. where he ultimately became a Senior Vice President with full profit and loss responsibilities and oversight of six divisions. Mr. Lydon earned his Bachelor of Science degree in Management from Pepperdine University in 1991. Mr. Lydon also serves as Trustee and President of the REIT.

Ray W. McKewon, 56, co-founded Accredited and has served as our Executive Vice President, Secretary and a director since its formation in 1990. From 1980 to 1990, Mr. McKewon was a managing partner of the Enterprise Management Company, a venture capital firm that he founded. Mr. McKewon earned his Bachelor of Science degree in Mathematics and his Bachelor of Arts degree in English from the University of Oklahoma in 1970, and his Masters degree in Business Administration from Pepperdine University in 1975. Mr. McKewon has announced his retirement as Executive Vice President, Secretary of Accredited effective as of July 15, 2005. Mr. McKewon also serves as Trustee, Executive Vice President and Secretary of the REIT.

Richard T. Pratt, DBA, 68, has served as a director of Accredited since March 2003. Dr. Pratt is a member of the Audit and Nominating and Corporate Governance Committees of Accredited’s Board. Dr. Pratt is currently the Chairman of Richard T. Pratt Associates, a position he has held since 1992, at which he performs consulting activities. Dr. Pratt held the positions of Associate Professor and Professor of Finance at the David Eccles School of Business at the University of Utah from 1966 to 1997, when he retired. From 1991 to 1994, Dr. Pratt served as a Managing Director of the Financial Institutions Group of Merrill Lynch. From 1983 to 1991, Dr. Pratt served as Chairman of Merrill Lynch Mortgage, Inc., a subsidiary of Merrill Lynch & Company. Dr. Pratt was Chairman of the Federal Home Loan Mortgage Corporation from 1981 to 1983, and served as Chairman of the Federal Savings and Loan Insurance Corporation during that time. Dr. Pratt was also the presidential appointee serving as Chairman of the Federal Home Loan Bank Board from 1981 to 1983. In addition, Dr. Pratt currently serves as a director of American Residential Investment Trust, Inc., a position he has held since 1997, and as a director of Celtic Bank, Salt Lake City, a position he has held since 2001. Dr. Pratt received his Bachelor of Science degree in Finance from the University of Utah in 1960, his Masters in Business Administration from the University of Utah in 1961, and his Doctor of Business Administration from Indiana University in 1966. Dr. Pratt also serves as a Trustee of the REIT.

The Board of Directors has determined that, other than Mr. Konrath, Mr. Lydon and Mr. McKewon, each of the members of the Board is an independent director as defined by the NASDAQ Marketplace rules.

Board Meetings and Committees

The Board held five meetings during the fiscal year ended December 31, 2004. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period.

Audit Committee. The members of the Audit Committee during fiscal 2004 were Ms. Gunderson, Mr. Espy, John M. Robbins and Dr. Pratt. In February 2004, Mr. Robbins resigned from the Board. At that time, Mr. Erickson was appointed to replace him. Upon Mr. Espy’s appointment to the Board in July 2004, Mr. Erickson was replaced by Mr. Espy on the Audit Committee. Each of the members of the Audit Committee are independent as defined by the NASDAQ Marketplace rules. The Audit Committee acts pursuant to a written charter adopted by the

Board of Directors. The functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Board has determined that Ms. Gunderson is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee held 11 meetings during the 2004 fiscal year.

Compensation Committee. The members of the Compensation Committee during fiscal 2004 were Mr. Berglund, Mr. Espy, Mr. Erickson and Ms. Gunderson. Upon Mr. Espy’s appointment to the Board in July 2004, Mr. Espy replaced Ms. Gunderson on the Compensation Committee. Each of the members of the Compensation Committee is independent as defined by the NASDAQ Marketplace rules. The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, reviews and approves salary and bonus levels for other executive officers and approves stock option grants to executive officers. The Compensation Committee held five meetings during the 2004 fiscal year.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee (the “Governance Committee”) during fiscal 2004 were Mr. Berglund, Mr. Erickson, Dr. Pratt and Mr. Robbins. In February 2004, Mr. Robbins resigned from the Board, and the Board then appointed Dr. Pratt to the Governance Committee to replace Mr. Robbins. Each of the members of the Governance Committee is independent as defined by the NASDAQ Marketplace rules. The Governance Committee considers qualified candidates for appointment and nomination for election to the Board and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board and oversees the regular evaluation of our directors and management. The Governance Committee held six meetings during the 2004 fiscal year. The Governance Committee will consider nominees recommended by stockholders. See “Director Nominations” for a description of the procedures to be followed in submitting recommendations.

Director Nominations

Consistent with its charter, the Governance Committee will evaluate and recommend director nominees to the Board for each election of directors.

In fulfilling its responsibilities, the Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board and its committees;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in mortgage banking, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	experience with accounting rules and practices;

•	applicable regulatory and securities exchange/association requirements;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	a balance between the benefit of continuity and the desire for a fresh perspective provided by new members.

The Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. However, the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, recognize that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under the NASDAQ Marketplace rules. The Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board will be polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. If the Governance Committee believes that the Board requires additional candidates for nomination, the Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock entitled to vote at the annual meeting of stockholders for at least one year prior to the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying stockholder must be received by the Company no later than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. Any stockholder recommendation for director nominee must be submitted to the Company’s Corporate Secretary in writing at 15090 Avenue of Science, San Diego, California 92128 and must contain the following information:

•	a statement by the stockholder that he/she is the holder of at least 1% of the Company’s common stock and that the stock has been held for at least a year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the annual meeting of stockholders;

•	the candidate’s name, age, contact information and current principal occupation or employment;

•	a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

•	the candidate’s resume; and

•	three references.

The Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above.

All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

Communications with Directors

For information concerning our policy on Communications with Directors, stockholders may visit our website at www.accredhome.com and select “Corporate Governance” under the Investors/Shareholders link.

Director Attendance at Annual Meetings

For information concerning our policy on Director Attendance at Annual Meetings, stockholders may visit our website at www.accredhome.com and select “Corporate Governance” under the Investors/Shareholders link.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a written charter for each of the committees described above. In addition, the Audit Committee has adopted, and the Board has approved, a Code of Ethics for Employees and Directors that applies to all of our employees, officers and directors. Links to these materials are available on our website at www.accredhome.com under the heading “Corporate Governance” on the Investors/Shareholders link. A copy of the written charter of our Audit Committee, as adopted by our Board of Directors, is attached to this proxy statement as Appendix A.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Deloitte & Touche LLP has been the Company’s independent registered public accounting firm since 1997 and has been selected by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. Although the Company is not required to seek stockholder approval of this appointment, the Board of Directors believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to Accredited Home Lenders Holding Co. for the fiscal years ended December 31, 2003 and December 31, 2004 by Deloitte & Touche LLP:

	Fiscal 2003	Fiscal 2004
Audit Fees (1)	$293,330	$873,600
Audit-Related Fees (2)	$20,040	$647,635
Tax Fees (3)	$209,744	$250,286
All Other Fees (4)	$97,500	$169,330

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, for the audit of the REIT’s annual financial statements and review of interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees” (including, for 2004, compliance testing related to internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002). This category includes miscellaneous audit-related inquiries throughout the fiscal year.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audits and miscellaneous tax questions throughout the fiscal year.
(4)	All Other Fees consist of fees for products and services other than the services reported above. These services include agreed upon procedures on the securitizations that occurred during the fiscal year.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.

Vote Required and Board of Directors Recommendation

If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors recommends a vote “FOR” the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 30, 2005, certain information with respect to the beneficial ownership of the Company’s common stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each director and director-nominee, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent(3)
Earnest Partners, LLC(4) 75 Fourteenth Street, Suite 2300 Atlanta, GA 30309	2,391,981	11.4%
Perry Corp.(5) 599 Lexington Avenue New York, NY 10022	1,675,000	8.0%
Goldman Sachs Asset Management, L.P.(6) 32 Old Slip New York, NY 10005	1,320,515	6.3%
Wasatch Advisors, Inc.(7) 150 Social Hall Avenue Salt Lake City, UT 84111	1,309,280	6.3%
James A. Konrath(8)	1,852,660	8.9%
Joseph J. Lydon(9)	900,000	4.3%
Ray W. McKewon(10)	824,630	3.9%
Jeffrey W. Crawford(11)	52,645	*
Jody A. Gunderson(12)	45,344	*
John S. Buchanan(13)	28,366	*
Richard T. Pratt(14)	15,580	*
James H. Berglund(15)	8,750	*
Gary M. Erickson(16)	8,750	*
Bowers W. Espy	0	*
Directors and executive officers as a group (16 persons)(17)	3,955,108	18.9%

*	Less than 1%.
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days.

(3)	Calculated on the basis of 20,895,786 shares of common stock outstanding as of March 30, 2005, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 30, 2005, are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.
(4)	Based on a Schedule 13G filed by Earnest Partners, LLC on February 10, 2005. Earnest Partners, LLC retains sole voting power with respect to 1,331,800 of its 2,391,981 shares, and shares voting power with respect to 650,481 of its 2,391,981 shares. Earnest Partners, LLC retains sole dispositive power with respect to all 2,391,981 shares.
(5)	Based on a Schedule 13G filed by Perry Corp. with the SEC on February 10, 2005. Perry Corp. is a private investment firm, and Richard C. Perry is its President and sole stockholder. Perry Corp. retains sole voting and dispositive power with respect to all of its 1,675,000 shares. Mr. Perry disclaims any beneficial ownership interest of the shares of common stock held by any funds for which Perry Corp. acts as the general partner and/or investment adviser, except for that portion of such shares that relates to his economic interest in such shares.
(6)	Based on a Schedule 13G filed by Goldman Sachs Asset Management, L.P. with the SEC on February 11, 2005. Goldman Sachs Asset Management retains sole voting power on 1,054,865 of its 1,320,515 shares and sole dispositive power with respect to all of its 1,320,515 shares.
(7)	Based on a Schedule 13G filed by Wasatch Advisors, Inc. with the SEC on February 15, 2005. Wasatch Advisors, Inc. retains sole voting and dispositive power with respect to all of its 1,309,280 shares.
(8)	Includes 1,352,660 shares held in a family trust and 500,000 shares held in annuity trusts.
(9)	Shares are held in a family trust.
(10)	Includes 824,430 shares held directly and 200 shares held indirectly by the spouse.
(11)	Includes 2,739 shares subject to options that may be exercised within 60 days of March 30, 2005.
(12)	Includes 41,594 shares subject to options that may be exercised within 60 days of March 30, 2005.
(13)	Includes 8,688 shares subject to options that may be exercised within 60 days of March 30, 2005.
(14)	Includes 8,750 shares subject to options that may be exercised within 60 days of March 30, 2005.
(15)	Includes 8,750 shares subject to options that may be exercised within 60 days of March 30, 2005.
(16)	Includes 8,750 shares subject to options that may be exercised within 60 days of March 30, 2005.
(17)	See notes 8 through 16. Includes 121,784 shares subject to options exercisable within 60 days of March 30, 2005.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth, for the fiscal years ended December 31, 2004, 2003 and 2002 all compensation earned for services rendered in all capacities by the Chief Executive Officer and each of the other top four executive officers whose salary and bonus exceeded $100,000 in 2004. These five officers are referred to as the “named executive officers.” No individual who would otherwise have been includable in such table has resigned or otherwise terminated employment during 2004. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of the named executive officers in 2004, 2003 and 2002. In addition, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position		Salary			Bonus(1)			Restricted Stock Awards(2)		Securities Underlying Options		All Other Compensation(3)
James A. Konrath Chairman and Chief Executive Officer	2004 2003 2002	$ $ $	357,083 318,983 250,892		$ $ $	446,354 398,729 313,615		$ $	803,438 382,782 —	— — —		$ $ $	6,833 6,958 6,000

Joseph J. Lydon President and Chief Operating Officer	2004 2003 2002	$ $ $	357,083 320,987 274,743		$ $ $	446,354 401,234 343,429		$ $	803,438 385,185 —	— — —		$ $ $	244,500 244,000 243,500	(4) (4) (4)

Ray W. McKewon Executive Vice President and Director	2004 2003 2002	$ $ $	357,083 318,983 250,892		$ $ $	446,354 398,729 313,615		$ $	803,438 382,782 —	— — —		$ $ $	6,500 6,316 5,500

Jeffrey W. Crawford Director of Operations	2004 2003 2002	$ $ $	232,496 211,200 191,996		$ $ $	290,620 264,000 158,012	(5)	$ $	523,116 253,423 —	— — 2,000	(6)	$ $ $	6,500 6,000 5,500

John S. Buchanan Chief Financial Officer	2004 2003 2002	$ $ $	195,883 148,200 127,700	(7)	$ $ $	137,083 103,740 89,390		$ $ $	166,458 111,143 —	— — 3,000	(6)	$ $ $	6,150 6,000 5,550

(1)	These amounts represent bonuses earned in 2002 paid in 2003, earned in 2003 paid in 2004, earned in 2004 and paid in 2005 respectively.
(2)	These represent deferred stock units under the Company’s Deferred Compensation Plan. 50% of the stock units with respect to each award will vest on the second anniversary of the date of grant, with an additional 25% vesting on each of the third and fourth anniversaries of the date of grant, and shall be settled in the form of shares of Company stock at a date selected by the individual or upon termination. The dollar value (net of any consideration paid by the named executive officer) of any award of restricted stock, is calculated by multiplying the closing market price of the Company’s unrestricted stock on the date of grant by the number of units awarded. Each named executive officer held restricted stock at December 31, 2004, in the aggregate number of shares of our common stock and the aggregate value at that date, as follows: Mr. Konrath - 10,990 shares, $382,782; Mr. Lydon - 11,059 shares, $385,185; Mr. McKewon - 10,990 shares, $382,792; Mr. Crawford - 7,276 shares, $253,423; and Mr. Buchanan - 3,191 shares, $111,143. No dividends will be paid on the restricted stock awards listed.
(3)	Includes contributions made by us to our 401(k) plan on behalf of such officers.
(4)	Includes supplemental income to Mr. Lydon in the amount of $238,000 pursuant to a letter agreement dated August 1, 2001. See “Certain Relationships and Related Transactions.”
(5)	Includes $58,124 of bonus deferred by Mr. Crawford in 2005 for the bonus earned in 2004 and paid in 2005 pursuant to the Company’s Deferred Compensation Plan.

(6)	These amounts represent awards earned in 2002, paid in 2003.
(7)	Includes $29,375 of salary deferred by Mr. Buchanan in 2004 pursuant to the Company’s Deferred Compensation Plan.

Option Grants in Last Fiscal Year

There were no options or stock appreciation rights granted to the named executive officers during 2004.

Option Exercises and Fiscal 2004 Year-End Values

The following table provides the specified information concerning exercises of options to purchase our common stock in the fiscal year ended December 31, 2004, and unexercised options held as of December 31, 2004, by the persons named in the Summary Compensation Table above.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Values

			Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable(2)	Unexercisable	Exercisable(2)	Unexercisable
James A. Konrath	—	—	—	—	—	—
Joseph J. Lydon	—	—	—	—	—	—
Ray W. McKewon	—	—	—	—	—	—
Jeffrey W. Crawford	13,917	$440,443	2,115	1,968	$94,794	$86,321
John S. Buchanan	5,000	$159,100	9,729	5,271	$459,806	$243,394

(1)	Based on a market value of $49.68 per share, the closing price of our common stock on December 31, 2004, as reported by the NASDAQ National Market.
(2)	The options listed were granted under the 1995, 1998 and 2002 Stock Option Plans and vest and become exercisable 1/4 after one year and an additional 1/48 per month thereafter.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The employment of our executive officers is at will. The Company has not entered into employment agreements with any of our executive officers.

Pursuant to a letter from us to Mr. Lydon dated August 1, 2001, we agreed to pay Mr. Lydon supplemental compensation payments of $238,000 on August 1, 2002 and on each August 1 thereafter through August 1, 2005. If Mr. Lydon’s employment with us terminates before August 1, 2005, he is entitled to a pro rata portion of such compensation through the date of termination. See also “Certain Relationships and Related Transactions.”

On April 6, 2005, Accredited announced the appointment of Stuart D. Marvin as Executive Vice President in charge of finance, capital markets and corporate communications. We have not entered into an employment agreement with Mr. Marvin, but the Compensation Committee of our Board of Directors has approved a compensation term sheet for Mr. Marvin’s employment. Pursuant to these terms, Mr. Marvin will be paid a base salary of $425,000 per year. Mr. Marvin will also be paid an initial cash bonus of $250,000 by May 1, 2005, which is subject to repayment by Mr. Marvin on a pro rata basis if he terminates his employment voluntarily or is terminated for cause during the first year of his employment. Mr. Marvin was granted, as a material inducement to his employment with Accredited, two restricted stock awards of 14,240 shares each, on April 15, 2005. The shares underlying the first award shall become vested in an amount equal to 50% of the award on April 15, 2007, with an additional 25% vesting on each of April 15, 2008 and April 15, 2009. The shares underlying the second award shall become vested in an amount equal to 50% of the award on February 15, 2008, with an additional 25% vesting on each of February 15, 2009 and February 15, 2010. Mr. Marvin will also receive a gross-up in respect of the stock grants in an amount sufficient to cover the federal and state income tax associated with each grant as necessary to reflect Mr. Marvin’s election under Section 83(b) of the Internal Revenue Code of 1986, as amended. Additionally, Mr. Marvin will be eligible to participate in our Management Incentive Plan, and specifically, will be a participant in the Executive Management component of such plan. The plan provides for both cash and stock compensation awards. Mr. Marvin will receive a guaranteed cash bonus under the plan for 2005 equal to $400,000 (this amount may be adjusted higher under the terms of the plan). Mr. Marvin will also be entitled to receive a minimum guaranteed cash bonus of $100,000 in each of 2006 and 2007 (these amounts may also be adjusted higher under the terms of the plan). Mr. Marvin will also be eligible for stock awards under the plan, provided that his participation in the stock component, if any, will be limited to the extent that he will only receive payments, as authorized by the terms of the plan, which would exceed $1,000,000 in value. Consequently, Mr. Marvin’s participation in the stock component of the plan is intended to only occur to the extent the “floor” value of $1,000,000 (which is equal to the value of the two restricted stock awards already provided to Mr. Marvin) has been exceeded. In addition, Mr. Marvin will receive an initial grant of 80,000 stock options to acquire shares of our common stock, which will have an exercise price equal to the fair market value of our common stock on the date of grant. These options will be granted and be subject to such other standard terms and conditions as all other stock options granted to executive management and Mr. Marvin’s stock options will be evidenced by our standard form of executive stock option agreement.

Compensation of Directors

During 2004, our non-employee directors received $1,500 for each meeting of the Board they attended and an annual retainer of $25,000, paid quarterly in arrears. In addition, our non-employee directors received $1,000 for each committee meeting they attended; the chairpersons of the Compensation Committee and Nominating & Corporate Governance Committee received an additional $1,000 per meeting attended, and the chairperson of the Audit Committee received an additional $2,000 per meeting attended. Effective January 27, 2005, compensation for our non-employee director Audit Committee members was increased to $2,000 per meeting attended, and compensation for the chairperson of the Audit Committee was increased to $4,000 per meeting attended.

Effective January 1, 2004, the Board elected Mr. Erickson to serve as the Lead Director on the Board at an additional annual retainer of $25,000, paid quarterly in arrears. The primary responsibilities of the Lead Director include acting as a liaison between the Board and the Chairman of the Board; serving as Chairman of the Board during executive sessions of non-employee directors; and facilitating communications cross-committee and from Company employees and stockholders to the Board. The Lead Director is nominated and appointed by Board resolution.

Effective upon the first anniversary of our February 2003 initial public offering, each non-employee director is entitled to receive an annual grant of stock options to purchase 7,500 shares of our common stock on the date of each annual meeting of stockholders under our 2002 Stock Option Plan (the “2002 Plan”). The 2002 Plan also provides for an initial, automatic grant of an option (“Initial Option”) to purchase 17,500 shares of our common stock upon a new non-employee director’s election to our Board. Notwithstanding the foregoing, a non-employee director granted an Initial Option on, or within a period of six months prior to, the date of an annual meeting of stockholders is not entitled to receive an annual option with respect to that annual stockholders’ meeting. Each Initial Option and annual option granted under the 2002 Plan has an exercise price per share equal to the fair market value of a share of our common stock on the date of grant and a term of ten years. Both the Initial Options and the annual options granted to newly elected or appointed non-employee directors vest and become exercisable in four substantially equal installments on each of the four anniversaries of the date of grant of the option. All automatic non-employee director options granted under the 2002 Plan are nonstatutory stock options. They must be exercised, if at all, within 12 months after a non-employee director’s termination of service with us by reason of death or disability and otherwise within three months after termination of service, but in no event later than the expiration of the option’s term. In the event of our merger with another corporation or another change in control event, all automatic non-employee director options will become fully vested and exercisable.

In response to changing industry practices and competitive pressures in early 2004, the Board conducted a review of the retention and incentive practices of certain of the Company’s competitors and peers. Following that review, the Board determined that the outside director retention goals of the Company were better met through an annual grant of restricted shares of Company common stock under the Company’s DCP in lieu of the annual grant of options to purchase 7,500 shares of common stock under the 2002 Plan. Because of the timing of this decision, the annual grants provided for by the 2002 Plan were not made. In March 2004, the Board approved annual grants of restricted shares of common stock under the Deferred Compensation Plan (the “DCP”) with a dollar value equivalent of $90,000 for each non-employee director. For non-employee directors currently serving on the Board, the grants will occur annually on February 14, the anniversary of the effective date of the Company’s initial public offering. New non-employee directors are entitled to receive the restricted share grant on the first, and each subsequent, anniversary of their initial date of joining the Board. Effective July 27, 2004, the Board changed the timing of the annual grants for administrative convenience so that each new non-employee director would receive his or her restricted share grant on the first day of the calendar quarter nearest to that director’s anniversary of election or appointment to the Board. Each restricted share grant vests upon the second anniversary of its date of grant. In order to receive the restricted share grant(s), each non-employee director is required to sign a waiver of his or her right to receive the annual option grant under the 2002 Plan; however, new non-employee directors will continue to receive an Initial Option, and any Initial Option previously granted under the 2002 Plan will continue to remain outstanding.

We reimburse all non-employee directors for expenses incurred to attend meetings of our Board or its committees, promptly after such expense is incurred.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain six compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of the 1995 Stock Option Plan, the 1995 Executive Stock Option Plan, the 1998 Stock Option Plan, the 2002 Stock Option Plan(1), the 2002 Employee Stock Purchase Plan(2) (the “Purchase Plan”) and the Deferred Compensation Plan, all of which have been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2004:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)(2)	1,370,013	$14.96	3,140,089	(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	1,370,013	$14.96	3,140,089	(3)

(1)	The shares that are reserved for issuance under the 2002 Stock Option Plan are subject to automatic increase on January 1 and July 1 of each year through July 1, 2013 by a number of shares equal to the lower of (a) 12% of the issued and outstanding shares of the Company’s common stock (calculated as of the immediately preceding December 31 and June 30, as applicable) minus (1) shares subject to options under all of the Company’s option plans and (2) shares available for grant under the 2002 Stock Option Plan or (b) such lower amount as determined by the Board.
(2)	The shares that are reserved for issuance under the Purchase Plan are subject to automatic increase on January 1 of each year through January 1, 2013 by the lower of (a) 5% of the issued and outstanding shares of the Company’s common stock on the preceding December 31, (b) 500,000 shares or (c) such lower amount as determined by the Board.
(3)	Includes 917,724 shares that are reserved for issuance under the Purchase Plan and 1,411,433 shares reserved for issuance under the Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Involving Officers, Directors and 5% Stockholders

Since January 2004, there has been no transaction to which we were a party in which the amount involved exceeded $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest, other than the compensation agreements, including stock option agreements, and other agreements and transactions which are described in this proxy statement and the transactions described below.

On August 1, 2001, Joseph J. Lydon, our President, Chief Operating Officer, director and a holder of 4.8% of our common stock, issued a promissory note to us in order to exercise his options to purchase 1,000,000 shares of our common stock. The promissory note was due on the earlier of (i) August 1, 2005 or (ii) the termination of Mr. Lydon’s employment with us. The principal amount of the note was $1,250,000, which amount was accruing interest at a rate of 10.6% per annum. Mr. Lydon was entitled to prepay the entire principal balance of the note at any time; however, interest on the entire original principal was still due and payable on each anniversary of the date of the note through the maturity date of the note. The promissory note was full recourse and was secured by Mr. Lydon’s 1,000,000 shares of our common stock, pursuant to a stock pledge agreement. In December 2004, Mr. Lydon prepaid the entire principal balance and accrued interest on the note for a total payment to us of $1,382,500. Upon receipt of Mr. Lydon’s payment, we released the shares in accordance with the terms of the stock pledge agreement. Pursuant to a letter from us to Mr. Lydon dated August 1, 2001, we agreed to pay Mr. Lydon supplemental compensation payments of $238,000 on August 1, 2002 and on each August 1 thereafter through August 1, 2005. If Mr. Lydon’s employment with us terminates before August 1, 2005, he is entitled to a pro rata portion of such compensation through the date of termination. In addition, on June 13, 2002, we made a loan to Mr. Lydon to cover certain income taxes payable in connection with his exercise of options. During 2004, the largest amount outstanding was $30,532. The outstanding principal amount of the loan is currently $26,497, which amount is accruing interest at a rate of 10.0%. The note is due on the earlier of (i) June 13, 2006 or (ii) the termination of Mr. Lydon’s employment with us. Mr. Lydon may prepay the entire principal balance of the note at any time.

Transactions with Accredited Mortgage Loan REIT Trust

Accredited Home Lenders, Inc. (“AHL”) is our wholly-owned subsidiary and the direct corporate parent of the REIT. We are the indirect corporate parent of the REIT and the guarantor with respect to payments on the REIT’s outstanding publicly held preferred shares. The REIT may have interests which are not identical to ours. Consequently, conflicts of interest may arise with respect to transactions, including, without limitation, the REIT’s acquisition of mortgage loans from AHL and the provision by AHL of advisory services to the REIT. It is our intention, and that of the REIT, that any agreements and transactions between us, on the one hand, and AHL, the REIT and/or their respective affiliates, on the other hand, are fair to all parties and consistent with market terms. However, there can be no assurance that such transactions will be on terms as favorable to us as those that could have been obtained from unaffiliated third parties.

On October 1, 2004, the REIT entered into an intercompany administration and servicing agreement with AHL whereby the REIT compensates AHL for loan servicing, treasury, accounting, tax and other administrative services provided by AHL. The REIT pays to AHL a management fee equal to 0.5% per year on the outstanding principal balance of the loans serviced by it, plus miscellaneous fee income collected from mortgagors, including late payment charges, assumption fees and similar items. The REIT, on the one hand, and AHL, on the other hand, may offset any balance or amount due from one party to the other under this agreement or any other contract entered into between such parties. Therefore, on each settlement date, either the REIT or AHL will pay to the other party interest on the net average balance payable at an annual rate equal to the Six-Month LIBOR plus 1.0%.

AHL has previously executed securitizations of residential mortgage loans in which it obtained the related retained interests. During 2004, AHL transferred the retained interests in the Accredited Mortgage Loan Trust 2002-1, 2002-2, 2003-1, 2003-2, 2003-3 and 2004-1 securitizations to the REIT as a net contribution of capital totaling $59.1 million, which excludes cash contributions and subsequent contributions of assets and liabilities for the Accredited Mortgage Loan Trust 2004-2, 2004-3 and 2004-4 securitizations.

In addition, the REIT acquired the mortgage assets for the Accredited Mortgage Loan Trust 2004-2, 2004-3 and 2004-4 securitizations as contributions of capital from AHL. These mortgage assets consisted primarily of residential mortgage loans, or interests in these mortgage loans, that had been originated or acquired by AHL.

In connection with the REIT’s execution of securitization transactions, AHL and the REIT, as several borrowers or sellers, may enter into warehouse transactions with lenders to finance the related mortgage loans that are to be contributed by AHL to the REIT and then subsequently securitized with permanent bond financing. The net proceeds of the securitization are to be used by AHL or the REIT to repay the warehouse debt and pay other expenses of the securitization. In 2004, AHL and the REIT, as several sellers, entered into three short-term temporary aggregate warehouse facilities. These agreements had cross-default and cross-collateralization provisions, such that a default by one co-seller would cause a default as to the other seller thereunder, and AHL guaranteed the REIT’s obligations under the related agreements. The borrowings under these agreements were repaid upon the securitization of the related loans and the agreements were terminated. Currently, there are no outstanding short-term temporary aggregate warehouse facilities. In 2005, AHL and the REIT, as several sellers, entered into or modified two warehouse agreements to permit the securitization structure contemplated above. Each of the agreements has cross-default and cross-collateralization provisions and AHL provides a guarantee of the REIT’s obligations under the facilities. AHL and the REIT, as several borrowers or sellers, may enter into or modify additional warehouse facilities during 2005.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with, except for one late report by each of Bowers W. Espy and Martin P. Harding, with respect to one transaction each.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is comprised of non-employee directors. The members of the Compensation Committee until July 2004 were Mr. Berglund, Ms. Gunderson and Dr. Pratt. Effective July 27, 2004, Mr. Erickson and Mr. Espy replaced Ms. Gunderson and Dr. Pratt on the committee. Each member of the Compensation Committee has been affirmatively determined by the Board of Directors to be an “independent director” as defined by the NASDAQ Marketplace rules. The Compensation Committee is responsible for managing the compensation of the executive officers of the Company, including the review and approval of policies governing such compensation, review of the performance of the executive officers and determining or recommending to the Board of Directors the compensation levels for executive officers.

The Compensation Committee’s compensation policies with respect to executive officers are designed to attract, retain and reward executive officers who contribute to the Company’s success, to align executive officer compensation with the Company’s performance and to motivate executive officers to achieve the Company’s business objectives, always with stockholder value in mind. The Company uses salary, cash bonuses, stock option grants and restricted stock grants to implement these policies.

Base salaries of executive officers are reviewed annually by the Compensation Committee and consideration is generally given to (i) salary recommendations from the Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, and (iii) financial results of the Company for the previous year. Incentive compensation for executive officers is provided for under the Company’s Management Incentive Plan approved by the Compensation Committee (the “Incentive Plan”). The Incentive Plan authorizes both cash and restricted stock awards based on a combination of the Company’s performance and the individual’s performance. The Incentive Plan establishes maximum levels of awards that may be granted based upon the Company’s attaining different levels of net income, and actual awards to executive officers are based upon individual performance, as determined by the Compensation Committee with input from the Chief Executive Officer. The maximum levels of awards are established based on prior years’ maximum levels and information regarding executive compensation at peer group companies. The Compensation Committee determines compensation for the Company’s Chief Executive Officer, Mr. Konrath, in the same manner as for other executive officers except that the maximum award amounts under the Incentive Plan for the Chief Executive Officer (and for the President, the Executive Vice President and the Director of Operations) are established at higher levels than for other executive officers. In awarding Mr. Konrath the maximum award amounts available under the Incentive Plan with respect to 2004, the Compensation Committee took into account the Company’s record volume and profits for 2004 and the performance of the Company’s stock during the year.

Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to the Company’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. Income related to grants of restricted stock generally does not qualify for an exemption; however, the Compensation Committee believes that the retention value of grants of the restricted stock that were made with respect to 2004 outweighs the limitation on the deductibility of income related to such grants. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

COMPENSATION COMMITTEE

Mr. Berglund (Chairperson)
Mr. Erickson
Mr. Espy

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined by the NASDAQ Marketplace rules. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The members of the Audit Committee until February 2004 were Ms. Gunderson, Dr. Pratt and Mr. Robbins. At the time of Mr. Robbins’ resignation in February 2004, Mr. Erickson was appointed to fill the vacancy on the committee. Upon Mr. Espy’s appointment to the Board in July 2004, Mr. Espy replaced Mr. Erickson on the Audit Committee.

The Audit Committee has met and has reviewed and discussed with management and Deloitte & Touche LLP our audited financial statements as of and for the year ended December 31, 2004. The Audit Committee has also discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has met with Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche LLP’s audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

AUDIT COMMITTEE

Ms. Gunderson (Chairperson)
Mr. Espy
Dr. Pratt

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on our common stock with the cumulative total returns of the CRSP Total Return Index for the NASDAQ Stock Market and the NASDAQ Total Return Index for Mortgage Bankers and Brokers (SIC 6160-6169) for the period commencing on February 14, 2003, the date of our initial public offering and ending on December 31, 2004.(1)

Comparison of Cumulative Total Return From February 14, 2003 through December 31, 2004(1)

of the Company, CRSP Total Return Index for the NASDAQ Stock Market

and NASDAQ Total Return Index for Mortgage Bankers and Brokers (SIC 6160-6169)

(1)	Assumes that $100 was invested on February 14, 2003 at the closing price on the date of our initial public offering, in our common stock and each index, and that all dividends have been reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2006 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 27, 2005. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than December 27, 2005.

HOUSEHOLDING

We have adopted the process called “householding” for mailing the annual report and proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may contact us by writing c/o the Secretary at our corporate headquarters. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting us in the same manner.

If you are a beneficial owner, you can request additional copies of the proxy statement and annual report or you can request householding by notifying your broker, bank or nominee.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2005 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their discretion.

MISCELLANEOUS

The information referred to under the captions “Report of the Compensation Committee on Executive Compensation,” “Report of the Audit Committee” and “Comparison of Stockholder Return” (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by the Company under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, including the financial statements and financial statement schedules, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 15090 Avenue of Science, San Diego, California 92128 or may be accessed on the Internet at www.accredhome.com under the Investors/Shareholders link.

By order of the Board of Directors,

James A. Konrath Chief Executive Officer

April 26, 2005

Appendix A

ACCREDITED HOME LENDERS HOLDING CO.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

PURPOSE

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Accredited Home Lenders Holding Co. (the “Company”) was established to assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company. This charter specifies the scope of authority and responsibility of the Committee.

ORGANIZATION, MEMBERSHIP AND MEETINGS

1.	The Committee shall be comprised of at least three directors who meet the independence and experience requirements contained in the NASDAQ listing standards, such independence and experience to be decided by the Corporate Governance and Nominating Committee of the Board (the “Governance Committee”), provided that one director who does not meet the independence criteria of NASDAQ, but is not a current employee or officer, or an immediate family member of an employee or officer, may be appointed to the Committee, subject to the approval of the Board pursuant to, and subject to the limitations under, the “exceptional and limited circumstances” exceptions as provided under the rules of NASDAQ.

2.	Members of the Committee, including the chairperson of the Committee, shall be appointed annually by the Board on the recommendation of the Governance Committee. Members may be replaced by the Board at any time, but shall otherwise serve until a successor has been named. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

3.	The Committee shall meet at least four times a year, with the authority to convene additional meetings, as circumstances require. The Committee may invite members of management, internal auditors, independent auditors, legal counsel or others to attend meetings and to provide relevant information. The Committee may include non-Committee members at its meetings, but shall also hold an executive session at each meeting at which only independent directors are present.

4.	The Committee may form and delegate authority to subcommittees when appropriate, or to one or more members of the Committee.

5.	The Committee shall maintain written minutes of its meetings, which minutes will be filed in the corporate minute book.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties hereunder, the Committee shall:

Independent Auditor Oversight

1.	Be directly and solely responsible for the oversight, engagement and termination of any independent auditor employed by the Company for the purpose of preparing or issuing an audit report or related work. Each independent auditor shall report directly to the Committee.

2.	Meet with the independent auditor prior to the audit and discuss the planning and staffing of the audit.

3.	Approve in advance the engagement of the independent auditor for all audit services and non-audit services and approve the fees and other terms of any such engagement, provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that (a) the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting and (b) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (i)(x) and (y) above.

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4.	Obtain periodically from the independent auditor (i) a formal written statement of the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor. Evaluate annually the qualifications, performance and independence of the independent auditor.

5.	Establish policies for the hiring of employees or former employees of the independent auditor, taking into account the impact of such policies on auditor independence

6.	Review with the independent auditor:

a.	Any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements.

b.	Any accounting adjustments.

c.	Any communications between the audit team and the auditor’s national office respecting auditing or accounting issues.

d.	Any Management Representation letter or Internal Control Recommendation letter or Schedule of Unadjusted Differences issued, or proposed to be issued, by the auditor to the Company, and management’s response.

Financial Information Oversight

1.	Review and discuss with management and the independent auditor:

a.	The Company’s annual audited financial statements.

b.	Any certification, report, opinion or review rendered by the independent auditor.

c.	The Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

d.	The critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

e.	Earnings press releases and other information provided to analysts and rating agencies, including “pro forma” or “core business” or other adjusted financial information.

f.	Any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

g.	Any significant transactions, including off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

h.	The effect of regulatory and accounting initiatives, improvements and resulting changes to the Company’s auditing and accounting principles and practices.

i.	Any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

j.	Any complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

2.	Report to the Board regarding any audit opinions that contain “going concern” qualifications.

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3.	Review and approve all filings with the Securities and Exchange Commission containing the Company’s financial statements, including but not limited to the Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K.

4.	Recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

Controls Oversight

1.	Review and discuss annually with management its assessment of the effectiveness of the Company’s internal controls, disclosure controls and procedures for financial reporting.

a.	Review annually with the independent auditor the attestation to, and report on, the assessment of controls made by management.

b.	Consider whether any changes to the internal controls or disclosure controls processes and procedures are appropriate in light of management’s assessment or the independent auditor’s report.

2.	Review the internal audit scope, audit plans and relevant process, the results of internal audits, and whether recommendations made in the audits have been implemented by Company management.

3.	Review with the principal executive and financial officers of the Company any report on significant deficiencies in the design or operation of internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

Legal Compliance and Ethics Oversight

1.	Review and approve all related-party transactions after reviewing each such transaction for potential conflicts of interests and improprieties.

2.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.	Adopt a Code of Ethics for employees and directors and provide for the review and prompt disclosure to the public of any change in, or violations or waiver by or for any executive officer or director, of such Code of Ethics. Review conduct alleged to be in violation of such Code of Ethics and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

4.	Review management’s monitoring of compliance with the Foreign Corrupt Practices Act.

Other Matters Oversight

1.	Review the process by which risk assessment and management is undertaken and handled.

2.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

3.	Discuss with management the Company’s practices pertaining to foreign exchange, investments and derivatives, if any.

4.	Prepare the Committee’s report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

5.	Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

6.	Review and reassess the Charter’s adequacy as appropriate.

7.	Review its own performance, at least annually, for purposes of self-evaluation and to encourage the continuing improvement of the Committee in the execution of its responsibilities.

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General and Resources

1.	Have the authority to pay the fees and expenses of advisors and experts deemed necessary, as determined by the Committee, to permit the Committee to perform its duties under this Charter. The fees and expenses of these advisors and experts shall be paid by the Company.

2.	At its discretion, have the authority to initiate investigations, and, if appropriate, hire legal, accounting or other outside advisors or experts to assist the Committee, to fulfill its duties under this Charter.

3.	Also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

Adopted, as amended on                     , 2004

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ACCREDITED HOME LENDERS HOLDING CO.

C/O US STOCK TRANSFER

1745 GARDENA AVE

GLENDALE, CA 91204

TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE

Please Mark Values as in this Example

1. Election of three Class II Directors.

Nominees: (01) Ray W. McKewon

(02) James H. Berglund

(03) Joseph J. Lydon

FOR ALL NOMINEES

WITHHOLD AUTHORITY for all nominees

FOR ALL

Nominees

EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

FOR AGAINST ABSTAIN

3. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

The undersigned acknowledges receipt of the Notice & Proxy Statement for the 2005 Annual Meeting of Stockholders (the terms of each of which are incorporated by reference herein) and the Annual Report to Stockholders for the year ended December 31, 2004.

Stockholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

Signature

Date:

Signature

Date:

ACCREDITED HOME LENDERS HOLDING CO.

C/O US STOCK TRANSFER

1745 GARDENA AVE

GLENDALE, CA 91204

TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE

PROXY

ACCREDITED HOME LENDERS HOLDING CO.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 26, 2005

Solicited on Behalf of the

Board of Directors

The undersigned holder(s) of Common Stock of Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”), hereby appoint(s) James A. Konrath and David E. Hertzel, or either of them, as proxies for the undersigned, with power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the Company’s principal offices, 15090 Avenue of Science, San Diego, California 92128, on Thursday, May 26, 2005 at 2:00 p.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the meeting.

A vote FOR Proposals 1 and 2 and granting the proxies discretionary authority is recommended by the Board of Directors of the Company. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse hereof. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director and “for” the other proposal. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Continued on other side)

SEE REVERSE

SIDE

SEE REVERSE

SIDE